Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Reports Third Quarter 2015 Financial Results

- Product Sales Increase 31% to $19.8 Million -

- Conference Call and Webcast Today at 8:30 a.m. ET -

WALTHAM, MA – November 5, 2015 – Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today reported financial results for the third quarter and nine-month (year-to-date) periods ended September 30, 2015. Below are the Company’s performance highlights, followed by updated financial guidance for the year 2015 and access information for today’s webcast and conference call.

Third Quarter and Year-to-Date Financial Highlights

•	Product revenue for the third quarter of 2015 was $19.8 million compared to $15.2 million for the third quarter of 2014, an increase of 31% on a GAAP basis, or 38% at constant currency. For the first nine months of 2015, product revenue was $62.1 million compared to $45.0 million for the same period in 2014, an increase of 38% on a GAAP basis, or 47% at constant currency. Total revenue for year-to-date 2015 was comprised entirely of bioprocessing product revenue. For the year-to-date period in 2014, total revenue was $47.2 million, which included payments totaling $2.1 million from BioMarin Pharmaceutical Inc. under our therapeutic asset purchase agreement.

•	Product gross margin was 57.4% for the third quarter of 2015 and 59.6% for the first nine months of 2015. This compares to 54.3% for the third quarter of 2014 and 55.7% for the first nine months of 2014.

•	Product gross profit for the third quarter of 2015 was $11.4 million compared to product gross profit of $8.2 million for the third quarter of 2014, an increase of 38%. For the first nine months of 2015, product gross profit was $37.0 million compared to $25.1 million for same period in 2014, an increase of 47%.

•	Operating income for the third quarter of 2015 was $3.7 million compared to operating income of $2.2 million for the third quarter of 2014. Operating income for the nine-month period in 2015 was $12.3 million, including $2.1 million of contingent consideration expense related to ATF System sales, compared to $10.6 million for the same period in 2014, which included $2.1 million of royalty and other revenue.

•	Total operating expenses for the third quarter of 2015 were $16.1 million compared to $13.1 million for the same period in 2014, an increase of $3.1 million. The increase in total operating expense included a $1.5 million increase in cost of product revenue associated with higher product sales and a $1.5 million increase in sales, general and administrative (SG&A) expense due primarily to costs

[1]	See Reconciliation of GAAP Net Income to Non-GAAP EBITDA chart at the end of this release related to the expansion of staffing, systems and facilities to support current and future growth. For the year-to-date periods, operating expense was $49.8 million in 2015 compared to $36.5 million in 2014.

•	Net income for the third quarter of 2015 was $2.5 million, or $0.08 per diluted share, compared to $1.5 million, or $0.04 per diluted share for the third quarter of 2014. Net income for the nine-month period of 2015 was $9.1 million, or $0.27 per diluted share, compared to $8.6 million, or $0.26 per diluted share, for the same period in 2014. These net income figures include the aforementioned impact of contingent consideration expense in 2015 and royalty and other income in 2014.

•	EBITDA (Non-GAAP)[1] was $4.8 million for the third quarter of 2015 compared to $3.3 million during the third quarter of 2014. For the year-to-date periods, EBITDA was $15.6 million in 2015 compared to $13.6 million in 2014. These EBITDA figures include the aforementioned impact of contingent consideration expense in 2015 and royalty and other income in 2014.

Tony J. Hunt, President and CEO of Repligen said, “During the third quarter of 2015, strength in sales of OPUS pre-packed chromatography columns, ATF Systems and growth factors were key drivers of revenue growth. Our investment in expanding our commercial organization earlier this year is allowing us to broaden adoption of our products and leverage a growing number of opportunities. Based on our third quarter results and expectations for the remainder of the year, we are revising our financial guidance for 2015.”

Financial Guidance for 2015

Our guidance for the year 2015 is based on expectations for our existing business and does not include the impact of revenue from potential milestone payments, the financial impact of potential bioprocessing acquisitions or future fluctuations in foreign currency exchange rates.

•	Revenue guidance for 2015 is $81-$83 million, an increase from our previous guidance of $78-$82 million. Our revenue projection for 2015 is comprised exclusively of bioprocessing product sales and reflects growth in the range of 34%-37%, an increase from our previous guidance of 29%-36%. We expect the additional five months of ATF System sales in 2015 versus 2014 to effectively offset the impact of foreign currency translation, which we estimate will be negative 9%.

•	Product gross margin for the year 2015 is expected to be 57%-59%, an increase from our previous guidance of 56%-58%.

•	Operating expense for the year 2015 is expected to be $66-$68 million, an increase from our previous guidance of $65-$67 million. This increase is driven primarily by an increase in cost of goods related to higher anticipated product sales.

•	Total income from operations for the year 2015 is expected to be $15-$16 million, an adjustment to our previous guidance of $14-$16 million. Net income is expected to be $11-$12 million, an adjustment to our previous guidance of $10-$12 million.

Conference Call

Repligen will host a conference call and webcast today, November 5, 2015 at 8:30 a.m. ET, to discuss third quarter 2015 financial results and business updates. The live call can be accessed by dialing toll-free (844) 835-7432 for domestic callers or (404) 537-3372 for international callers. Dial-in participants must provide the passcode 63731917. In addition, a webcast will be accessible via the Investor Relations section of Repligen’s website www.repligen.com; see Events & Presentations. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Replay listeners must provide the passcode 63731917.

Non-GAAP Financial Measures

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), we disclose certain non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (EBITDA) and revenue growth rates that exclude the impact of changes in foreign currency exchange rates. The Company believes that the use of these non-GAAP measures better enables management and investors to benchmark its results against historical performance and the performance of peers and to evaluate acquisition and other investment opportunities.

EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to GAAP measures of performance. The Company has provided a reconciliation of GAAP net income to EBITDA at the end of this release.

The impact of changes in foreign currency exchange rates is highly variable and difficult to predict. The Company includes the impact of changes in foreign currency in its GAAP reporting of revenue and income. In addition, the Company provides revenue growth rates in constant currency to exclude the impact of foreign currency translation, in order to facilitate an evaluation of our current revenue performance and a comparison to our past revenue performance. To calculate revenue growth rates in constant currency, we convert actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period. Revenue growth rates that exclude the impact of sales from changes in foreign currency exchange rates are not in accordance with U.S. GAAP and should not be considered in isolation from or as a replacement for GAAP reporting. Further, other companies may calculate these non-GAAP financial measures differently than we do, which may limit the usefulness of those measures for comparative purposes.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development and commercialization of high-value consumable products used in the process of manufacturing biological drugs.

Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A media that is used to separate and purify monoclonal antibody therapeutics. Our ATF System and our growth factor products are used to increase product yield during the fermentation stage of biologic drug manufacturing. In addition, we developed and market an innovative line of “ready-to-use” chromatography columns under our OPUS® brand that we deliver pre-packed with our customers’ choice of purification media. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding current or future financial performance and position, including cash and investment position, the potential impairment of future earnings, management’s strategy, plans and objectives for future operations or acquisitions, product development and sales, litigation strategy, product candidate research, development and regulatory approval, selling, general and administrative expenditures, intellectual property, development and manufacturing plans, availability of materials and product and adequacy of capital resources and financing plans constitute forward-looking statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our compliance with all Food and Drug Administration and EMEA regulations; our volatile stock price; and other risks detailed in Repligen’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact:

Sondra S. Newman

Senior Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2015	2014	2015	2014
Revenue:
Product revenue	$19,814	$15,152	$62,088	$45,038
Royalty and other revenue	—	126	—	2,117

Total revenue	19,814	15,278	62,088	47,155

Operating expenses:
Cost of product revenue	8,444	6,931	25,103	19,938
Research and development	1,490	1,650	4,309	4,281
Selling, general and administrative	5,959	4,471	18,226	12,180
Contingent consideration - fair value adjustments	233	10	2,114	126

Total operating expenses	16,126	13,062	49,752	36,525

Income from operations	3,688	2,216	12,336	10,630
Investment income	37	64	92	250
Interest expense	(8)	(12)	(24)	(38)
Other (expense) income	(38)	(14)	(175)	54

Income before income taxes	3,679	2,254	12,229	10,896
Income tax provision	1,141	788	3,149	2,327

Net income	$2,538	$1,466	$9,080	$8,569

Earnings per share:
Basic	$0.08	$0.04	$0.28	$0.27

Diluted	$0.08	$0.04	$0.27	$0.26

Weighted average shares outstanding:
Basic	32,925,004	32,677,003	32,860,382	32,292,588

Diluted	33,689,560	33,327,327	33,617,999	33,099,599

Comprehensive income (loss)	$2,007	$(1,657)	$6,125	$3,852

	September 30, 2015	December 31, 2014
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$70,525	$62,003
Working capital	80,570	70,263
Total assets	139,853	128,293
Long-term obligations	2,693	5,879
Accumulated deficit	(71,807)	(80,887)
Stockholders’ equity	121,451	111,732

*	does not include restricted cash

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EBITDA

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2015	2014	2015	2014
GAAP NET INCOME	2,538	1,466	9,080	8,569

Non-GAAP Adjustments:
Investment Income	(37)	(64)	(92)	(250)
Interest Expense	8	12	24	38
Tax Provision	1,141	788	3,149	2,327
Depreciation	758	677	2,251	1,961
Amortization	400	434	1,199	1,004

NON-GAAP EBITDA	4,808	3,313	15,611	13,649

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